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NEWS RELEASE
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Contact:     Bob Cardon, Dynatronics Corporation
             800-874-6251 or 801-568-7000


                 Dynatronics Reports Profitable Second Quarter -
            Signaling Significant Improvement Over Prior Year Results


         Salt Lake City, Utah (February 13, 2009) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal second quarter and six months ended December 31, 2008.

         Operating results showed significant improvement over the three and six months ended December 31, 2007. Pre-tax profit for the quarter ended December 31, 2008, improved to $89,917, compared to a pre-tax loss of $521,656 for the second quarter of the prior fiscal year. Net income for the quarter ended December 31, 2008 was $54,598 ($.00 per share), compared to a net loss of $338,792 ($.02 per share) for the second quarter of the prior fiscal year.

         The Company saw a turnaround of approximately $1.5 million as the pre-tax loss for the six months ended December 31, 2008 was $100,912, compared to a pre-tax loss of $1,630,899 for the six months ended December 31, 2007. Net loss for the six months ended December 31, 2008 was $84,353 ($.01 per share), a significant improvement compared to a net loss of $1,050,995 ($.08 per share) for the first six months of the prior fiscal year.

         Sales for the quarter ended December 31, 2008 were approximately even with the prior year period, totaling $8,718,893, compared to $8,861,633 for the prior year period. Sales for the six months ended December 31, 2008 were $16,715,042, compared to $16,753,063 for the same period of the prior year.

         "We are very pleased with the company's return to profitability in the second fiscal quarter," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "We generated $611,000 in savings in SG&A expenses compared to the prior year period due to our cost-cutting initiatives undertaken in March and July 2008. This, together with lower R&D expenses, resulted in significant improvements in our bottom-line results compared to the same quarter and six month periods last year.

         "In an effort to maintain the momentum of profitability in the stiff headwind of a rapidly deteriorating national economy, we have retained the services of Vici Capital Partners to help us uncover a number of additional opportunities to further improve operational efficiencies, improve margins and reduce manufacturing and other costs in order to create a leaner, more profitable organization," commented Cullimore. "We have targeted over $1 million dollars in additional improvements through this initiative over the coming year."

         Dynatronics has scheduled a conference call for investors today at 1:00 p.m. ET. Those wishing to participate should call 800-839-9416 and use passcode 9321818.

         A summary of the financial results for the three and six months ended December 31, 2008, follows:

                                Summary Selected Financial Data
                                  Income Statement Highlights


                                          Three Months Ended            Six Months Ended
                                              December 31,                December 31,
                                          2008           2007           2008          2007
                                      ------------   ------------   ------------  ------------
Net sales                             $  8,718,893   $  8,861,633   $ 16,715,042  $ 16,753,063

Cost of sales                            5,405,338      5,522,417     10,205,845    10,481,535
                                      ------------   ------------   ------------  ------------

   Gross profit                          3,313,555      3,339,216      6,509,197     6,271,528

SG&A expenses                            2,827,427      3,339,548      5,804,074     6,915,044
R&D expenses                               265,718        363,106        527,747       701,999
Other expenses, net                        130,493        158,218        278,288       285,384
                                      ------------   ------------   ------------  ------------

   Net income (loss) before
      provision (benefit)
      for income taxes                      89,917       (521,656)      (100,912)   (1,630,899)

Income tax provision (benefit)              35,319       (182,864)       (16,559)     (579,904)
                                      ------------   ------------   ------------  ------------


   Net income (loss)                  $     54,598   $   (338,792)  $    (84,353) $ (1,050,995)
                                      ============   ============   ============  ============

Net income (loss) per share
     (basic and diluted)              $        .00   $       (.02)  $       (.01) $       (.08)
                                      ============   ============   ============  ============


                            Balance Sheet Highlights

                                                     December 31,     June 30,
                                                         2008           2008
                                                     ------------   ------------

Cash                                                 $    239,708   $    288,481
Accounts receivable, net                                5,343,962      5,151,235
Inventories, net                                        7,039,074      6,283,068
Total current assets                                   13,920,398     12,981,686
Total assets                                           19,333,108     18,427,819

Accounts payable                                        2,357,150      1,423,839
Accrued expenses                                          457,188        500,145
Line of credit                                          6,208,338      5,818,320
Total current liabilities                               9,730,240      8,660,803
Total liabilities                                      13,130,861     12,162,180
Total liabilities and equity                           19,333,108     18,427,819

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, its most recent annual report on Form 10-KSB for the year ended June 30, 2008, and its subsequent quarterly reports on Form 10-Q.






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